Exhibit 10.23

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT Number 1 to the Employment Agreement by and between Micromuse Inc., a Delaware corporation (the “Company”), and Ian Halifax (the “Executive”) is made as of December 13, 2005 (the “Agreement”).

WHEREAS, the Company and the Executive are parties an Employment Agreement dated as of December 3, 2004 (the “Employment Agreement”);

WHEREAS, the parties desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

1. Amendment of Employment Agreement. Section 7(b) is hereby amended so that the acceleration provided for in that Section applies to any outstanding stock options held by Executive. Sections 6(b)(i) and 7(a) are hereby amended and restated in their entirety, Section 6(b)(ii) is hereby deleted in its entirety and new Sections 6(b)(v) and 6(b)(vi) are hereby added, to read as follows:

“6(b)(i) the Company shall pay the Executive a lump sum cash payment equal to the sum of one times (A) Executive’s Base Compensation (at the rate in effect at the time of termination of employment) and (B) the annual target bonus amount described in Section 2(b) in effect at the time of termination of employment. Such amount shall be paid on the date the release described in Section 6(a) becomes effective, provided that such Executive shall have executed and delivered such release and such release shall have become effective no later than 30 days following termination of employment.

6(b)(v) If Subsection (b) above applies, then the Company shall reimburse the Executive for COBRA costs for himself and his eligible dependents, for identical coverage as was provided to the Executive immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of 12 months following the termination of his Employment if he timely elects to continue his medical coverage under COBRA.

6(b)(vi) The other provisions of this Section 6(b) and Section 7(a) notwithstanding, the payments under Sections 6(b)(i) and 7(a) and the COBRA reimbursements under Sections 6(b)(v) and 7(a) shall in no event commence prior to the earliest date permitted by section 409A(a)(2) of the Code. If the commencement of reimbursements under Sections 6(b)(v) or 7(a) must be delayed, then any deferred installments shall be paid in a lump sum on the earliest practicable date permitted by section 409A(a)(2) of the Code.

7(a) The Executive shall be entitled to receive the severance payment specified in Section 6(b)(i). In addition, the Company will reimburse the Executive for COBRA costs as provided in Section 6(b)(v).”

2. Effective Date. This Agreement will become effective as of the date set forth above.

3. Governing Law. This Amendment to the Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and to be performed entirely within the State of California.

4. Effect of Amendment to the Employment Agreements. Except as amended hereby, all of the terms of the Employment Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first above written above.

MICROMUSE INC.

By:	/s/ Nell O’Donnell

Nell O’Donnell, Senior Vice President
(print name and title)

EXECUTIVE

/s/ Ian Halifax
Ian Halifax